Exhibit 99.1

AMETEK Announces First Quarter Results and

Raises 2019 Guidance

•	Reports first quarter sales up 10% over prior year

•	Reports GAAP earnings of $0.89 per diluted share

•	Delivers adjusted earnings of $1.00 per diluted share, up 15% over 2018 adjusted earnings

•	Increases 2019 adjusted earnings guidance range to $3.98 to $4.08 per diluted share

BERWYN, PA, MAY 1, 2019 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the first quarter ended March 31, 2019.

AMETEK’s first quarter 2019 sales were a record $1.29 billion, up 10% compared to the first quarter of 2018, with organic sales growth of 5%. Operating income increased 10% over the prior-year period to a record $283.3 million, and operating income margins were 22.0%.

On a GAAP basis, first quarter earnings per diluted share were $0.89. Adjusted earnings, which adds back non-cash, after-tax, acquisition-related intangible amortization, were $1.00 per diluted share, an increase of 15% over the prior year’s comparable period. A reconciliation of reported GAAP earnings to adjusted earnings is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK started 2019 with outstanding performance,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Continued solid organic growth, strong contributions from recent acquisitions and excellent operating performance enabled us to exceed our expectations and deliver robust sales and earnings growth with excellent core margin expansion. Given the quarter’s strong results, we have raised our guidance for 2019.”

Electronic Instruments Group (EIG)

EIG sales in the quarter were $806.9 million, up 13% over the first quarter of 2018. EIG’s operating income increased 11% over the same period to $203.1 million, and operating income margins were 25.2%.

“EIG delivered outstanding results in the quarter,” noted Mr. Zapico. “Solid organic sales growth and contributions from the recent acquisitions of Soundcom, Motec, Forza, Telular and Spectro Scientific led to an impressive 13% increase in sales. EIG continues to capitalize on our Operational Excellence initiatives, which led to excellent operating performance in the quarter.”

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Electromechanical Group (EMG)

EMG sales in the first quarter were a record $480.8 million, up 5% over the same period in 2018. Operating income in the quarter for EMG was a record $98.8 million, up 9% over last year’s first quarter, and operating income margins were 20.6%, up 70 basis points over the prior year.

“EMG also delivered tremendous operating performance in the quarter with excellent organic sales growth,” commented Mr. Zapico. “Operating margins increased nicely on higher sales and continued execution of our Operational Excellence initiatives.”

2019 Outlook

“I am very pleased with AMETEK’s results in the first quarter. Our businesses are performing at a very high level. We remain well positioned to drive continued strong growth given our record backlog, our leadership position across attractive niche market segments and the strength of the AMETEK Growth Model,” noted Mr. Zapico.

“For 2019, we continue to expect overall sales to be up high single digits on a percentage basis compared to 2018, driven by contributions from recent acquisitions, and 3% to 5% organic sales growth. Adjusted earnings are now expected to be in the range of $3.98 to $4.08 per diluted share, an increase of 9% to 11% over the prior year’s comparable basis. This is an increase from our previous adjusted guidance range of $3.95 to $4.05 per diluted share,” he added.

“Overall sales in the second quarter are expected to be up high single digits on a percentage basis compared to the same quarter of 2018. Adjusted earnings are expected to be in the range of $1.00 to $1.02 per diluted share, up 9% to 11% on a comparable basis over last year’s second quarter,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its first quarter 2019 investor conference call on Wednesday, May 1, 2019, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

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Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$1,287,691	$1,172,647

Cost of sales	851,307	776,800
Selling, general and administrative	153,125	137,679

Total operating expenses	1,004,432	914,479

Operating income	283,259	258,168
Interest expense	(22,653)	(21,686)
Other income (expense), net	(3,668)	(658)

Income before income taxes	256,938	235,824
Provision for income taxes	52,670	54,484

Net income	$204,268	$181,340

Diluted earnings per share	$0.89	$0.78

Basic earnings per share	$0.90	$0.79

Weighted average common shares outstanding:
Diluted shares	228,686	232,965

Basic shares	226,861	230,928

Dividends per share	$0.14	$0.14

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales:
Electronic Instruments	$806,911	$716,426
Electromechanical	480,780	456,221

Consolidated net sales	$1,287,691	$1,172,647

Operating income:
Segment operating income:
Electronic Instruments	$203,084	$183,359
Electromechanical	98,813	91,002

Total segment operating income	301,897	274,361
Corporate administrative expenses	(18,638)	(16,193)

Consolidated operating income	$283,259	$258,168

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AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$368,065	$353,975
Receivables, net	763,156	732,839
Inventories, net	640,580	624,744
Other current assets	152,843	124,586

Total current assets	1,924,644	1,836,144
Property, plant and equipment, net	542,679	554,130
Right of use asset, net	182,182	—
Goodwill	3,610,277	3,612,033
Other intangibles, investments and other assets	2,631,701	2,659,981

Total assets	$8,891,483	$8,662,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$104,157	$358,876
Accounts payable and accruals	903,071	899,828

Total current liabilities	1,007,228	1,258,704
Long-term debt, net	2,368,197	2,273,837
Deferred income taxes and other long-term liabilities	1,059,437	887,825
Stockholders’ equity	4,456,621	4,241,922

Total liabilities and stockholders’ equity	$8,891,483	$8,662,288

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AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Diluted Earnings		Forecasted Diluted Earnings
	Per Share		Per Share
			Three Months Ended		Year Ended
	Three Months Ended		June 30,		December 31,
	March 31,	March 31,	Low	High	Low	High
	2019	2018	2019	2019	2019	2019
Diluted earnings per share (GAAP)	$0.89	$0.78	$0.89	$0.91	$3.55	$3.65
Pretax amortization of acquisition-related intangible assets	0.14	0.12	0.14	0.14	0.57	0.57
Income tax benefit on amortization of acquisition-related intangible assets	(0.03)	(0.03)	(0.03)	(0.03)	(0.14)	(0.14)

Adjusted Diluted earnings per share (Non-GAAP)	$1.00	$0.87	$1.00	$1.02	$3.98	$4.08

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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